Exhibit 99.1

Kingswood Acquisition Corp. Announces the Appointment of David Hudd as Executive Director and General Counsel

NEW YORK, February 24, 2022 – Kingswood Acquisition Corp. (NYSE: KWAC.U) (“KWAC”) announced that the Board of Directors appointed David Hudd to serve as Executive Director and General Counsel of the Company, effective February 19, 2022.

Hudd, a member of the KWAC Board of Directors since November 19, 2020, brings 40 years of global legal and transactional experience to his new role. Hudd will work alongside Michael Nessim, CEO and Gary Wilder, Executive Chairman.

“We are excited to have David take on the responsibilities of Executive Director and General Counsel at KWAC,” said Nessim. “His stellar reputation and industry knowledge gained over the past four decades will be invaluable to us as we continue to take advantage of the incredible opportunities in the marketplace and to grow the firm.”

Hudd is non-executive Chairman of and Legal Consultant to Kingswood Holdings Limited. He is also Senior Counsel and a former Partner of Hogan Lovells, where he served as its Deputy CEO from July 2014 to July 2020. After working at another City of London law firm and then spending over nine years in investment banking, Hudd joined Lovells (now Hogan Lovells) as its first dedicated capital markets partner in 1994 to establish the firm’s structured finance practice. Before his appointment as Deputy CEO, he led the firm’s global finance practice.

Hudd graduated with an MA in Jurisprudence from Oxford University and is qualified as a solicitor.

About KWAC

Kingswood Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to identify a target business in the financial services industry with a focus on delivering differentiated financial services in the wealth management, financial advisory and investment management sectors to the mass affluent and private client investor community. Kingswood Acquisition Corp. is led by Gary Wilder, Group CEO of Kingswood (AIM: KWG) and Executive Chairman of Kingswood US, who serves as Executive Chairman and Director, and Michael Nessim, President of Kingswood US and CEO of Benchmark Investments, who serves as CEO and Director. Kingswood Acquisition Corp.’s Board of Directors includes Larry Roth, managing partner of RLR Strategic Partners LLC, a consulting firm to senior management teams, boards of directors and advisory boards of wealth management firms and former Chief Executive Officer of Cetera Financial Group.